NEWS RELEASE                        For immediate release
California Resources Corporation Announces Offers to Exchange Outstanding Senior Notes for New 8.00% Second Lien Notes Due 2022

LOS ANGELES, NOVEMBER 12, 2015: California Resources Corporation (NYSE: CRC), today announced the commencement of private offers to exchange (the “Exchange Offers”), upon the terms and conditions set forth in the offering memorandum, dated November 12, 2015, and the related letter of transmittal, up to $1 billion aggregate principal amount (the “Maximum Exchange Amount”) of its outstanding 5.0% Senior Notes due 2020 (the “5% Notes”), 5.5% Senior Notes due 2021 (the “5½% Notes”) and 6.0% Senior Notes due 2024 (the “6% Notes” and together, the “Old Notes”) held by Eligible Holders (as defined below), for newly issued 8.00% Second Lien Notes due 2022 (the “New Secured Notes”).

The Exchange Offers will expire at 11:59 p.m., New York City time, on December 10, 2015, unless extended by CRC (the “Expiration Date”). For each $1,000 principal amount of Old Notes validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on November 25, 2015 (as it may be extended, the “Early Participation Time”), Eligible Holders will be eligible to receive the “Total Exchange Consideration” set forth in the table below, which includes the “Early Participation Premium” of $50 in principal amount of New Secured Notes per $1,000 of Old Notes. For each $1,000 in principal amount of Old Notes validly tendered after the Early Participation Time, Eligible Holders will be eligible to receive only the “Exchange Consideration” set forth in the table below.

The following table sets forth the Exchange Consideration, Early Participation Premium and Total Exchange Consideration for each series of Old Notes:

				Principal Amount of New Secured Notes(1)
Title of Old Notes	CUSIP Number	Principal Amount Outstanding (in millions)	Exchange Consideration	Early Participation Premium	Total Exchange Consideration(2)
5% Notes due 2020	13057QAB3 13057QAA5 U1303AAA4	$1,000	$750	$50	$800
5½% Notes due 2021	13057QAD9	$1,750	$750	$50	$800
6% Notes due 2024	13057QAF4 13057QAE7 U1303AAC0	$2,250	$750	$50	$800

(1)	For each $1,000 principal amount of Old Notes.

(2)	Includes Early Participation Premium.

In addition to the Exchange Consideration or Total Exchange Consideration, as applicable, CRC will pay in cash accrued and unpaid interest on Old Notes accepted in the Exchange Offers from the applicable last interest payment date to, but not including the Settlement Date for the Exchange Offers. Interest on the New Secured Notes will accrue from the Settlement Date.

Tenders may be validly withdrawn at any time on or prior to 5:00 p.m., New York City time, on November 25, 2015, but not thereafter unless required by law. CRC may, but is not obligated to, increase the Maximum Exchange Amount without extending the Early Participation Time or reinstating withdrawal rights.

If the aggregate principal amount of Old Notes validly tendered (and not validly withdrawn) exceeds the Maximum Exchange Amount, then only an aggregate principal amount of Old Notes validly tendered (and not validly withdrawn) up to the Maximum Exchange Amount will be accepted for exchange on a pro rata basis in accordance with the aggregate principal amount of Old Notes tendered in the Exchange Offers. Old Notes validly tendered (and not validly withdrawn) at or before the Early Participation Time will be accepted for exchange before any Old Notes validly tendered after the Early Participation Time. If the aggregate principal amount of Old Notes validly tendered (and not validly withdrawn) at or before the Early Participation Time equals or exceeds the Maximum Exchange Amount, then CRC will not accept any Old Notes tendered after the Early Participation Time.

The consummation of the Exchange Offers is subject to, and conditional upon, the satisfaction or waiver of certain conditions, including, among other things, the entry into a security agreement and related intercreditor agreement whereby the New Secured Notes and related guarantees will be secured by a second-priority lien on assets of certain material subsidiaries of CRC. The Exchange Offers are not subject to any minimum amount of Old Notes being tendered.
Documents relating to the Exchange Offers will only be distributed to “Eligible Holders” of Old Notes who complete and return an eligibility form confirming that they are either a “qualified institutional buyer” under Rule 144A or not a “U.S. person” under Regulation S for purposes of applicable securities laws. The complete terms and conditions of the Exchange Offers, as well as the terms of the New Secured Notes, are described in the Offering Memorandum and related Letter of Transmittal, copies of which may be obtained by contacting Global Bondholder Services Corporation, the exchange agent and information agent in connection with the Exchange Offers, at (866) 470-3800 or (212) 430-3774 (banks and brokers) or by visiting http://gbsc-usa.com/eligibility/CaliforniaResources to complete the eligibility process.
The New Secured Notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws. The New Secured Notes may not be offered or sold within the United States, absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or a solicitation of any offer to buy any securities, nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is being issued pursuant to Rule 135c under the Securities Act.
About California Resources Corporation

California Resources Corporation is the largest oil and natural gas exploration and production company in California on a gross-operated basis. The Company operates its world class resource base exclusively within the State of California, applying integrated infrastructure to gather, process and market its production. Using advanced technology, California Resources Corporation focuses on safely and responsibly supplying affordable energy for California by Californians.

Contacts:

Scott Espenshade (Investor Relations)
818 661-6010
Scott.Espenshade@crc.com

Margita Thompson (Media)
818 661-6005
Margita.Thompson@crc.com

###